Exhibit 10.22
FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT
     This Noncompetition and Nonsolicitation Agreement (this “Agreement”) is made and entered into as of July 5, 2006 by and between Sirion Therapeutics, Inc., a North Carolina corporation (“Sirion”), and [                    ] (the “Stockholder”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
     Whereas, simultaneously with the execution and delivery of this Agreement, Sytera, Inc., a Delaware corporation (“Sytera”), Sytera II, Inc., a Delaware corporation, Sirion, the Sytera Stockholders’ Representative and the Sirion Shareholders’ Representative are entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of even date herewith, pursuant to which Sytera will be merged with and into Sirion, with Sirion continuing as the surviving corporation (the “Merger”);
     Whereas, as a major stockholder and employee of Sytera, Stockholder has obtained extensive and valuable knowledge and confidential information concerning the business of Sytera;
     Whereas, in connection with the Merger, Stockholder will become an employee of or consultant to Sirion, in which capacity Stockholder will obtain extensive and valuable knowledge and confidential information concerning the business of Sirion; and
     Whereas, in connection with and as a condition to the consummation of the Merger, and to enable Sirion to secure more fully the benefits of the Merger, Sirion has required that Stockholder enter into this Agreement, and Stockholder desires to enter into this Agreement in order to induce Sirion to consummate the Merger.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     1.1 “Competing Product” means any pharmaceutical product intended for use in the Field.
     1.2 “Competing Service” means any service relating to the discovery, development, manufacture, commercialization, promotion, sale, supply, licensing, sublicensing, distribution or resale of any Competing Product.
     1.3 A Person shall be deemed to be engaged in “Competition” if: (i) such Person is engaged directly or indirectly in the discovery, development, manufacture, commercialization, promotion, sale, supply, licensing, sublicensing, distribution or resale of any Competing Product for or on behalf of any commercial or for-profit business enterprise; or (ii) such Person is engaged directly or indirectly in providing, performing or offering any Competing Service for or on behalf of any commercial or for-profit business enterprise.
     1.4 “Confidential Information” means any non-public information relating to Sirion or to its business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans, including, without limitation, any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors; provided, however, that “Confidential Information” shall not be deemed to include information of Sirion that was already publicly known and in the public domain prior to the time of its initial disclosure to Stockholder.
     1.5 “Fenretinide” means 4-hydroxyphenyl retinamide and its active metabolite, 4-methoxyphenyl retinamide.
     1.6 “Field” shall mean: (i) as applied to all pharmaceutical products other than Syt101, for the treatment or prevention of all ophthalmology diseases; and (ii) as applied to Syt101, for the treatment or prevention of all diseases other than diabetes.
     1.7 “Indemnitees” shall include: (i) Sirion; (ii) each Person who is or becomes an Affiliate of Sirion; and (iii) the successors and assigns of each of the Persons referred to in the foregoing clauses “(i)” and “(ii)”.
     1.8 “Noncompetition Period” shall mean the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date; provided, however, that in the event of any breach by Stockholder of any provision of this Agreement, the Noncompetition Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.
     1.9 “Restricted Territory” means and includes the United States, each member country of the European Union and Japan.
     1.10 “Syt101” means Fenretinide, including any active metabolite or prodrug of Fenretinide or any hydrate, conjugate, salt, ester, amide, solvate, cocrystal, isomer, polymorph, analogue or other derivative of any of the foregoing.
2. Restriction on Competition. Stockholder agrees that, during the Noncompetition Period, Stockholder shall not: (i) engage in Competition in any Restricted Territory; or (ii) be or become an officer, director, stockholder, partner, member, owner, investor, lender, employee, agent, consultant, advisor, manager, for or to, or otherwise be or become associated with or acquire or hold any direct or indirect interest in, any Person that engages in Competition in any Restricted Territory; provided, however, that Stockholder’s ownership , directly or indirectly, of not more than one percent (1%) of the issue and outstanding stock of a corporation, the shares of which are regularly traded on a national securities exchange shall not violate this provision. The

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parties agree that for purposes of this Section 2, and Section 3 below, if any portion of the covenants set forth in either such section are held to be invalid, unreasonable, arbitrary, or against public policy, then such portion of such covenants shall be considered divisible as to scope, time and geographical area, and the parties hereby expressly acknowledge their desire and agreement that such provisions be “blue-penciled” or rewritten by the court to the extend necessary to render them enforceable.
3. Restriction on Solicitation of Employees. Stockholder agrees that, during the Noncompetition Period, Stockholder shall not, directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Stockholder’s own behalf or on behalf of any other Person) any employee, customer, vendor or supplier to terminate his or her employment or commercial relationship with Sirion.
4. Confidentiality. Stockholder agrees that, unless otherwise authorized in writing by Sirion or required by any Governmental Body, he shall hold all Confidential Information in strict confidence and shall not at any time, whether during the Noncompetition Period or thereafter: (i) disclose any Confidential Information to any Person (other than Sirion or its Affiliates), except in connection with the performance of his obligations as an employee of or consultant to Sirion; or (ii) use any Confidential Information for any purpose, except in connection with the performance of his obligations as an employee of or consultant to Sirion.
5. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, Stockholder shall indemnify and hold harmless each Indemnitee against and from any Damages that are directly or indirectly suffered or incurred at any time by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, any breach by Stockholder of any covenant or obligation of Stockholder contained in this Agreement.
6. Miscellaneous.
     6.1 Specific Performance. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation of Stockholder contained in this Agreement, Sirion will suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate Sirion for such injury. Accordingly, each of Sirion and the other Indemnitees shall be entitled to obtain, in addition to any other remedy that may be available to it, a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or an injunction restraining such breach or threatened breach. Stockholder further agrees that no Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.1, and Stockholder irrevocably waives any right it may have to require any Indemnitee to obtain, furnish or post any such bond or similar instrument.
     6.2 Notices. Any notices or other communications required or permitted hereunder shall be given to the appropriate party at the address of such party set forth on the signature page(s) hereto or at such other address as such party shall specify by ten (10) days advance written notice to the other party hereto. Such notice shall be in writing and shall be deemed given: (i) upon personal delivery; (ii) upon delivery by facsimile transmission with receipt

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confirmed if received during normal business hours; if not, then on the next business day; (iii) if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing; or (iv) one (1) day after deposit with a nationally-recognized overnight courier, specifying next day delivery, with verification of receipt.
     6.3 Governing Law and Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Florida as applied to contracts to be performed entirely within such state. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and U.S. federal courts sitting in Tampa, Florida for the adjudication of any dispute hereunder or in connection herewith (including with respect to the enforcement of any of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Stockholder acknowledges that the State of Florida is the situs of Sirion’s headquarters and operations and that Stockholder will be performing services for Sirion pursuant to a separate written agreement and, accordingly, the foregoing provisions are reasonable in application.
     6.4 Successors and Assigns. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, Stockholder may not assign or delegate his obligations under this Agreement either in whole or in part to any party without the prior written consent of Sirion. Sirion may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of Sirion’s business.
     6.5 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     6.6 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     6.7 Severability. Except as otherwise set forth in this Agreement, if one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

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     6.8 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.
     6.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     6.10 Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Stockholder’s obligations or Sirion’s rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which the Stockholder has executed in the past or may execute in the future or contemporaneously herewith.
     6.11 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.
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     In Witness Whereof, the parties hereto have executed this Noncompetition and Nonsolicitation Agreement as of the date first written above.

SIRION:

Sirion Therapeutics, Inc.

Barry Butler
President

Address:

Fax No.:

STOCKHOLDER:

[Name]

Address:

Fax. No.: